CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “ Financial Statements and Experts” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information and to the incorporation by reference to our report dated November 28, 2011, with respect to the financial statements and financial highlights of Elite Growth & Income Fund, (a series of shares of beneficial interest of Elite Group of Mutual Funds)  in the Registration Statement under the Securities Act of 1933 (Form N-14 ) for The Cutler Trust , filed with the Securities and Exchange Commission.

BBD, LLP
Philadelphia, Pennsylvania
August 14, 2012